Mace Security International Reports Increases in Revenues for the
          First Half and Second Quarter of Fiscal Year 2003

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Aug. 12, 2003--Mace Security International, Inc. ("Mace") (Nasdaq: MACE), a manufacturer and marketer of security products and a leading provider of car care services, today announced financial results and increases in revenues of 5.5% and 3.8%, respectively, for the first half of 2003 and the quarter ended June 30, 2003.

    Financial Results

    Revenues for the six months ended June 30, 2003 were $24.9 million as compared to $23.6 million for the first half of 2002, an increase of $1.3 million, or 5.5%. The increase in revenues over last year's first six months was principally due to the operations of the Security Products Segment. Revenues for the six months ended June 30, 2003 for the Security Products Segment were $2.3 million compared to approximately $400,000 in the same period of 2002 due to a recommencing of operations in this segment in May of 2002. This increase in revenues from the Security Products Segment was partially offset by a decrease in car wash and detailing revenues in the first six months of 2003 largely as a result of continued weather-related volume declines in our Texas, Florida and Northeast regions. Additionally, management was able to increase average wash and detail revenue per car from $13.83 in the first half of 2002 to $14.39 in 2003, a 4.0% increase.
    Gross profit as a percentage of revenues was 28.3% in the first six months of 2003 as compared to 31.4% in the first six months of 2002. The 2003 gross profit percentage is comprised of 26.9% for the car and truck wash segment (versus 31.0% in the first six months of 2002) and 42.4% for the Security Products Segment in 2003 as compared to 43.3% in 2002. The primary reasons for the decrease in gross profit percentage within the car and truck wash segment were increased insurance premiums and related claim costs, and the Company's decrease in car wash volume. These negative influences on gross profit margin were partially offset by certain temporary and permanent cost saving measures instituted in March of 2003 including reductions in payroll and related benefits costs and certain other operating costs.
    Operating income for the first six months of 2003 was $1.6 million (exclusive of a non-cash asset impairment charge of $351,000 in the second quarter) as compared to $2.6 million for the same period of 2002. The decrease in operating income is the result of the decrease in car wash segment gross profit combined with an increase of $617,000 in selling, general and administrative ("SG&A") expenses including an increase in SG&A expenses of $750,000 due directly to resuming operations of the Security Products Segment. EBITDA for the six months ended June 30, 2003 was $2.8 million, or 11.1% of revenues (exclusive of a non-cash asset impairment charge), as compared to EBITDA in the first six months of 2002 of $3.7 million, or 15.8% of revenues. Net income for the first six months of 2003 was $254,000 or $.02 per share ($479,000 or $.04 per share exclusive of the asset impairment charge, net of applicable income taxes) as compared to a net loss of $4.7 million or $.37 per share in the first six months of 2002. The net loss in 2002 included a charge of $5.7 million, net of applicable income taxes, as a cumulative effect of a change in accounting principle relating to implementation of Financial Accounting Standard 142, Goodwill and Other Intangible Assets.
    In the second quarter ended June 30, 2003, we fully wrote down, by $351,000, assets determined to be impaired. The asset write-down related to a full service car wash site in Arizona which we partially wrote down at December 31, 2002. The additional write-down was the result of the impending loss of a significant customer to this site resulting in the future expected cash flows not being sufficient to recover the site's carrying value.
    Revenues for the three months ended June 30, 2003 were $12.3 million as compared to $11.9 million for the same period of 2002, an increase of approximately $450,000. The increase in revenues over last year's second quarter was due to the Security Products Segment revenue, which increased by approximately $750,000 due to a recommencing of operations in this segment in May of 2002. This increase in revenues from the Security Products Segment was partially offset by a decrease in car wash and detailing revenues in the second quarter of 2003 as a result of continued weather-related volume declines in our Texas, Florida and Northeast regions. The volume-related decline in car wash revenues was partially offset by an increase in average wash and detail revenue per car from $13.96 in the second quarter of 2002 to $14.98 in 2003, a 7.3% increase.
    Gross profit as a percentage of revenues was 27.4% in the second quarter of 2003 as compared to 30.2% in the same period of 2002. The 2003 gross profit percentage is comprised of 25.8% for the car and truck wash segment (versus 29.6% in the second quarter of 2002) and 43.4% for the Security Products Segment in 2003 as compared to 43.3% in 2002. The primary reasons for the decrease in gross profit percentage within the car and truck wash segment were increased insurance premiums and related claim costs, and the Company's decrease in car wash volume. These negative influences on gross profit margin were partially offset by certain permanent cost saving measures instituted in March of 2003.
    Operating income for the quarter ended June 30, 2003 was $640,000 (exclusive of a non-cash asset impairment charge of $351,000 in the second quarter) as compared to $1.0 million for the same period of 2002. The decrease is the result of the decrease in car wash segment gross profit combined with an increase of $200,000 in SG&A expenses including $280,000 due directly to resuming operations of the Security Products Segment. EBITDA for the quarter ended June 30, 2003 was $1.2 million, or 9.9% of revenues (exclusive of the asset impairment charge), as compared to 2002 EBITDA of $1.6 million, or 13.7% of revenues. The second quarter of 2003 resulted in a net loss of $88,000 or $.01 per share (net income of $137,000 or $.01 per share exclusive of the asset impairment charge, net of applicable income taxes) as compared to net income of $357,000 or $.03 per share in the second quarter of 2002.
    The Company's net book value was $57.9 million or $4.67 per share at June 30, 2003. In addition, Mace has $94.9 million in total assets including approximately $62 million of real estate in high traffic retail areas and $5.3 million in cash and cash equivalents at June 30, 2003, and an experienced senior management team with a high equity stake in the Company. In light of Mace's book value per share and solid business fundamentals, the Company believes that its shares are undervalued.
    In December 2002 the Company effected a one-for-two reverse stock split. Accordingly, all shares and per share figures reflect the effect of the reverse stock split.

    Conference Call Notification

    Mace will conduct a conference call today, August 12, 2003 at 10:00 AM EDT. The conference call number is (877) 286-5652. A live web cast of the conference call will be available online at www.mace.com or www.streetevents.com. There will be access to a recording of the teleconference by calling (800) 642-1687 and entering the reservation number 2183320. This will be available after the teleconference from 2:00 PM EDT, Tuesday, August 12, 2003 through midnight EDT, Tuesday, August 19, 2003. A recording of the teleconference will also be available on the Company's website at www.mace.com.
    Mace Security International, Inc. is a manufacturer of less-than-lethal defense sprays and electronic security products for consumers, as well as a marketer of safety and security products worldwide. Mace is also a leading provider of car care services. Additional information about Mace is available at www.mace.com.
    The Company included within this press release EBITDA, which is a non-GAAP financial measure. EBITDA is calculated as net income adding back interest expense, income taxes, depreciation and amortization expense and certain non-cash charges. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities and resources available for strategic opportunities, as it reflects our earnings trends, without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although securities analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions used by other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles.

    Certain statements and information included in this press release constitute "forward-looking statements'' within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intends to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, lack of capital, the effects of weather on the demand for car care services, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, its ability to achieve operating synergies, its ability to compete, regulatory matters, the effects of competition, its ability to maintain the control of the Company's cash business, and the ability of the Company to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2001, Form 10-K for 2002, Form 10-Q for the quarter ended March 31, 2002, Form 10-Q for the quarter ended June 30, 2002, Form 10-Q for the quarter ended September 30, 2002, Form 10-Q for the quarter ended March 31, 2003, and Form 10-Q for the quarter ended June 30, 2003. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.

                             TABLES FOLLOW

                   Mace Security International, Inc.
                 Consolidated Statements of Operations
             (dollars in thousands, except per share data)
                              (Unaudited)

                                           Three Months Ended June 30,
                                             -----------------------
                                                 2003       2002 (1)
                                             ----------- -----------
Revenues
   Car wash and detailing services              $9,259      $9,556
   Lube and other automotive services            1,024       1,007
   Fuel and merchandise sales                      877         873
   Security products sales                       1,142         397
   Operating agreement                               -          20
                                             ----------- -----------
                                                12,302      11,853
Cost of revenues
   Car wash and detailing services               6,706       6,460
   Lube and other automotive services              810         833
   Fuel and merchandise sales                      768         754
   Security products sales                         646         225
                                             ----------- -----------
                                                 8,930       8,272

Selling, general and administrative expenses     2,243       2,042
Depreciation and amortization                      489         510
Asset impairment charge                            351           -
                                             ----------- -----------

Operating income                                   289       1,029

Interest expense, net                             (511)       (553)
Other income                                        85          82
                                             ----------- -----------
(Loss) income before income taxes                 (137)        558

Income tax (benefit) expense                       (49)        201
                                             ----------- -----------

Net (loss) income                                 $(88)       $357
                                             =========== ===========


Per share of common stock (basic and diluted):
   Net (loss) income                            $(0.01)      $0.03
                                             =========== ===========

Weighted average shares outstanding
   Basic                                    12,406,805  12,674,514
   Diluted                                  12,406,805  12,711,573

EBITDA (2)                                      $1,214      $1,621
EBITDA %                                           9.9%       13.7%


    (1) The statement of operations for the quarter ended June 30, 2002 has been restated to reflect the effect on shares and per share data of the one-for-two reverse stock split in December of 2002.

    (2) EBITDA is calculated as net (loss) income adding back interest expense, income taxes, depreciation and amortization expense and certain non-cash charges. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities and resources available for strategic opportunities, as it reflects our earnings trends, without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although securities analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions used by other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to net income.

                      Three Months Ended June 30,
                            (In Thousands)

                                        2003    2002
                                      ------- -------
    EBITDA                            $1,214  $1,621
    Depreciation and amortization       (489)   (510)
    Interest expense, net               (511)   (553)
    Income tax benefit (expense)          49    (201)
    Asset impairment charge             (351)      -
                                      ------- -------
    Net (loss) income                   $(88)   $357
                                      ======= =======


                   Mace Security International, Inc.
                 Consolidated Statements of Operations
             (dollars in thousands, except per share data)
                              (Unaudited)

                                             Six Months Ended June 30,
                                              -----------------------
                                                  2003       2002 (1)
                                               ----------- -----------
Revenues
   Car wash and detailing services                $18,804     $19,522
   Lube and other automotive services               2,045       2,043
   Fuel and merchandise sales                       1,797       1,568
   Security products sales                          2,257         397
   Operating agreement                                  -          80
                                               ----------- -----------
                                                   24,903      23,610
Cost of revenues
   Car wash and detailing services                 13,411      12,986
   Lube and other automotive services               1,587       1,622
   Fuel and merchandise sales                       1,563       1,355
   Security products sales                          1,300         225
                                               ----------- -----------
                                                   17,861      16,188

Selling, general and administrative expenses        4,452       3,835
Depreciation and amortization                         975         982
Asset impairment charge                               351           -
                                               ----------- -----------

Operating income                                    1,264       2,605

Interest expense, net                              (1,033)     (1,116)
Other income                                          167         147
                                               ----------- -----------
Income before income taxes                            398       1,636

Income tax expense                                    144         589
                                               ----------- -----------

Income before cumulative effect of a change in
 accounting principle                                 254       1,047

Cumulative effect of a change in accounting
 principle, net of tax benefit of $2,188                -      (5,733)
                                               ----------- -----------

Net income (loss)                                    $254     $(4,686)
                                               =========== ===========

Per share of common stock (basic and diluted):
   Income per share before cumulative effect
    of a change in accounting principle             $0.02       $0.08
   Cumulative effect of a change in
    accounting principle, net of tax                    -       (0.45)
                                               ----------- -----------
   Net income (loss)                                $0.02      $(0.37)
                                               =========== ===========

Weighted average shares outstanding
    Basic                                      12,408,513  12,683,893
    Diluted                                    12,411,656  12,715,095

EBITDA (2)                                         $2,757      $3,734
EBITDA %                                             11.1%       15.8%


    (1) The statement of operations for the six months ended June 30, 2002 has been restated to reflect (i) the recording of the cumulative effect of a change in accounting principle, in accordance with SFAS No. 142, and (ii) the effect on shares and per share data of the (1) one-for-two reverse stock split in December of 2002.

    (2) EBITDA is calculated as income before cumulative effect of a change in accounting principle adding back interest expense, income taxes, depreciation and amortization expense and certain non-cash charges. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities and resources available for strategic opportunities, as it reflects our earnings trends, without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although securities analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions used by other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to net income.

                       Six Months Ended June 30,
                            (In Thousands)

                                        2003     2002
                                      -------- --------
    EBITDA                             $2,757   $3,734
    Depreciation and amortization        (975)    (982)
    Interest expense, net              (1,033)  (1,116)
    Income tax expense                   (144)    (589)
    Asset impairment charge              (351)       -
    Cumulative effect of a
     change in accounting
     principle, net of tax                  -   (5,733)
                                      -------- --------
    Net income (loss)                    $254  $(4,686)
                                      ======== ========

    CONTACT: Mace Security International, Inc.
             Robert M. Kramer, 856-778-2300